Exhibit 99.2

COMMUNITYONE BANCORP

Proxy for Special Meeting of Shareholders

to be held                , 2016

This Proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints H. Ray McKenney, Jr.. and Boyd C. Wilson, Jr., with full power of substitution, to appear at the Special Meeting of Shareholders of CommunityOne Bancorp (“CommunityOne”) to be held on                , 2016 at        local time in the Randolph Room of CommunityOne’s corporate offices, 1017 E. Morehead Street, Suite 300, Charlotte, NC 28204, and at any postponement or adjournment thereof (the “Special Meeting”), and to vote all of the shares of Common Stock of CommunityOne which the undersigned is entitled to vote, with all the powers and authority the undersigned would possess if personally present. The undersigned hereby directs that this proxy be voted as follows:

The Board of Directors recommends a vote FOR each of the proposals listed below.

	FOR	AGAINST	ABSTAIN
1. Proposal to approve the Agreement and Plan of Merger, dated as of November 22, 2015, by and between Capital Bank Financial Corp. and CommunityOne	☐	☐	☐

2. Proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of Proposal #1	☐	☐	☐

3. Proposal to approve, on an advisory (non-binding) basis, the compensation that certain executive officers of CommunityOne may receive in connection with Proposal #1 pursuant to existing agreements or arrangements with CommunityOne

	☐	☐	☐

This proxy shall be voted “for” the proposals listed above unless otherwise indicated.  If any other business is presented at said Special Meeting, this proxy shall be voted in accordance with the discretion of the proxyholder.  This proxy may be revoked at any time prior to exercise, or by voting in person at the Special Meeting.

Please sign exactly as your name(s) appear(s) hereon.  When signing as attorney, executor, administrator, or other fiduciary, please give full title as such.  Joint owners should each sign personally.  All holders must sign.  If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature	Date	Signature	Date

VOTE BY INTERNET — www.proxyvote.com

Use the Internet to transmit your voting Instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or Special Meeting date.  Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE — 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.